Exhibit 3.1

Company No.: OI-266534

THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

IDREAMSKY TECHNOLOGY LIMITED

Incorporated on the 23rd day of February, 2012

Third Amended and Restated on the 10th day of September, 2013

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2012 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

IDREAMSKY TECHNOLOGY LIMITED

(adopted by special resolution on September 10, 2013)

1.	The name of the Company is iDreamSky Technology Limited.

2.	The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

	(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

4.	In the interpretation of this Memorandum of Association in general and of Clause 4 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in Clause 4 or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

5.	Except as prohibited or limited by the Companies Law (2012 Revision) (as amended or modified from time to time), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

6.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

7.	The share capital of the Company is US$50,000 divided into 50,000,000 shares of a par value of US$0.001 each, consist of 40,947,270 Ordinary Shares of par value of US$0.001 each, 675,000 Series A Preferred Shares with a par value of US$0.001 each, 1,971,788 Series A-1 Preferred Shares with a par value of US$0.001 each, 2,500,000 Series B Preferred Shares with a par value of US$0.001 each, 1,111,110 Series B-1 Preferred Shares with a par value of US$0.001 each, and 2,794,832 Series C Preferred Shares with a par value of US$0.001 each, all of which with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2012 Revision) (as amended or modified from time to time) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

8.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2012 Revision) (as amended or modified from time to time) and, subject to the provisions of the Companies Law (2012 Revision) (as amended or modified from time to time) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.	The Company may amend its Memorandum of Association by a resolution of Members in accordance with the relevant provisions of the Articles of Association.

10.	Capitalized terms that are not defined herein shall bear the same meanings as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2012 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

IDREAMSKY TECHNOLOGY LIMITED

(adopted by special resolution on September 10, 2013)

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Articles”	means these articles of association of the Company, as amended and restated from time to time.

“Affiliate”	means (a) with respect to a person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person; and (b) in the case of an individual, shall include, without limitation, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company controlled by any of the aforesaid persons. In the case of a Preferred Shareholder, shall include (i) any person who holds Preferred Shares as a nominee for such Preferred Shareholder, (ii) any shareholder of such Preferred Shareholder, (iii) any entity or individual who has a direct or indirect interest in such Preferred Shareholder (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any person that directly or indirectly controls, is controlled by, under common control with, or is managed by such Preferred Shareholder or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust controlled by or held for the benefit of such individuals. For the avoidance of doubt, the Preferred Shareholders shall not be deemed to be an Affiliate of any Group Company.

“As adjusted”	means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

“Auditors”	means the Persons for the time being performing the duties of auditors of the Company.

“Board” or “Board of Directors”	means the board of directors of the Company.

“business day” or “Business Day”	means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable laws or executive order to be closed in Beijing, Hong Kong or Cayman Islands.

“Chairman”	means the chairman of the Board of Directors.

“Company”	means iDreamSky Technology Limited, an exempted company organized and existing under the laws of the Cayman Islands.

“control”	means the power or authority, whether exercised or not, to direct the business, management and policies of a person, directly or indirectly, or by effective control whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of the board of directors of such person; the term “controlled” have the meaning correlative to the foregoing.

“Conversion Shares”	means any Ordinary Shares issued or issuable upon conversion of any of the Preferred Shares.

“Cooperative Documents”	has the same meaning as set forth in the Subscription Agreement.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	mean the members of the Board of Directors of the Company.

“Dispose”	means to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into agreement for any of the same and the expression “Disposal” shall be construed accordingly.

“Equity Securities”	means any Ordinary Shares or Ordinary Share Equivalents of the Company.

“ESOP”	means any stock option plan or equity incentive plan approved by the Board of Directors pursuant to these Articles in relation to the grant or issue of shares, stock options or any other securities to its employees, officers, directors, consultants and/or other eligible persons.

“Founder”	means Chen Xiangyu (陈湘宇), a Chinese citizen with Chinese ID No. .

“Founder Holdco”	means Dream Data Services Limited, a company organized under the laws of British Virgin Island.

“Group Companies”	means the Company, iDreamSky Technology (HK) Limited (创梦天地科技(香港)有限公司), a company organized under the laws of Hong Kong (“HK Company”), Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd. (创梦无限(北京)信息技术有限公司), a wholly foreign-owned enterprise organized and existing under the laws of the PRC (“WFOE”), Shenzhen iDreamSky Technology Co., Ltd. (深圳市创梦天地科技有限公司), Shenzhen Mengyu Technology Co., Ltd. (深圳市梦域科技有限公司), and Beijing Chuangmeng Wuxian Technology Co, Ltd. (北京创梦无限科技有限公司), each a company organized and existing under the laws of PRC (collectively, the “Domestic Enterprises”, together with WFOE, the “PRC Companies”), and their respective Subsidiaries (with each of such Group Companies being referred to as a “Group Company”).

“Issue Price”	means, with respect to the Series A Shares, the Series A Issue Price; with respect to the Series A-1 Shares, the Series A-1 Issue Price; with respect to the Series B Shares, the Series B Issue Price; with respect to the Series B-1 Shares, the Series B-1 Issue Price; and with respect to the Series C Shares, the Series C Issue Price.

“Key Holders”	means, collectively, the Founder and the Founder Holdco and a “Key Holder” means any of them.

“Key Employees”	means, collectively, the Founder, KO, Jeffrey Lyndon (高炼惇), a British citizen with passport No. , and Guan Song (关嵩) a Chinese citizen with Chinese ID No. , and a “Key Employee” means any of them.

“LC Fund”	means LC Fund V, L.P. and LC Parallel Fund V, L.P., partnerships organized under the laws of the Cayman Islands, and its permitted assignees.

“Liquidation Event”	means (a) any liquidation, winding up or dissolution of the Company or a Material Subsidiary; (b) a sale, lease, transfer or other disposition, in a single transaction or series of related transaction, of all or substantially all of the assets of the Company or a Material Subsidiary, (c) a transfer or an exclusive licensing, in a single transaction or series of related transactions, of all or substantially all of the intellectual property of the Group Companies, (d) a sale, transfer or other disposition of a majority of the issued and outstanding share capital of the Company or a Material Subsidiary or a majority of the voting power of the Company or a Material Subsidiary; or (e) a merger, consolidation, amalgamation or acquisition of the Company or a Material Subsidiary by a third party, or any other corporate reorganization or scheme of arrangement or other business combination of the Company or a Material Subsidiary with or into any other business entity in which the shareholders of the Company or such Material Subsidiary immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, or (f) the termination of, or making any material amendments to, any of the Cooperative Documents (unless otherwise contemplated in the Subscription Agreement) without the written consent of the Board pursuant to the Articles and the Shareholders Agreement. For the avoidance of doubt, a Trade Sale (as defined in Schedule A) shall be deemed a Liquidation Event hereunder.

“Material Subsidiary”	means a Subsidiary (i) whose total assets account for at least 50% of the consolidated assets of the Group Companies as of the balance sheet date (“Determination Date”) set forth in the latest annual or quarterly financial statements, audited or unaudited, delivered to the Preferred Shareholders as required under Section 1.1 (Information and Inspection Rights) of the Shareholders Agreement; or (ii) whose total net income in the latest two completed fiscal years and for the period starting the first day of the current fiscal year and ending the Determination Date represents at least 50% of the consolidated net income of the Group Companies of the same periods.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“Memorandum”	means the memorandum of association of the Company in force and effect, as amended and restated from time to time.

“month”	means calendar month.

“Ordinary Shares”	means the ordinary shares in the capital of the Company with a par value of US$0.001 per share.

“Ordinary Shareholders”	means holders of the Ordinary Shares.

“Ordinary Share Equivalents”	mean any rights, options, or warrants to purchase or exercisable for Ordinary Shares, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for said equity securities, including, without limitation, the Preferred Shares.

“ordinary resolution”	a resolution of Members passed either (i) as a written resolution signed by all Members entitled to vote, or (ii) at a meeting by Members holding not less than fifty percent (50%) of all the outstanding shares of the Company, calculated on an as-converted basis, subject to Articles 74 and 75.

“paid-up”	means paid-up and/or credited as paid-up.

“Person” or “person”	means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“Preferred Share(s)”	means the preferred shares in the capital of the Company with a par value of US$0.001 per share, including the Series A Shares, the Series A-1 Shares, the Series B Shares, the Series B-1 Shares and the Series C Shares having the rights set out in these Articles.

“Preferred Share Automatic Conversion”	shall bear the meaning as ascribed to it in Article 16(b).

“Preferred Share Conversion Price”	means, with respect to each Series A Share, the Series A Conversion Price, with respect to each Series A-1 Share, the Series A-1 Conversion Price, with respect to each Series B Share, the Series B Conversion Price, with respect to each Series B-1 Share, the Series B-1 Conversion Price, and with respect to each Series C Share, the Series C Conversion Price.

“Preferred Shareholders”	means the holders of the Preferred Shares.

“Qualified IPO”	means a firm commitment underwritten registered initial public offering by the Company of its Ordinary Shares (or securities of the Company representing the Ordinary Shares) on Hong Kong Stock Exchange, NASDAQ, New York Stock Exchange or other internationally recognized stock exchange, as approved by the Shareholders in accordance with these Articles and the Shareholders Agreement, pursuant to a registration statement that is filed with and declared effective in accordance with the securities laws of relevant jurisdiction (i) at a public offering price per share (prior to customary underwriters’ commissions and expenses) that values the Company at least US$200,000,000 on a fully diluted basis immediately following the completion of such offering, and (ii) resulting in not less than US$50,000,000 in proceeds to the Company (net of underwriting discounts and registration expenses).

“Redemption Trigger”	means any of the following events: (A) the Company has not completed a Qualified IPO by September 10, 2018; (B) the redemption of any other class of Preferred Shares; (C) any material breach of representations, warranties, covenants or undertakings by any Group Company or Key Holder under the Transaction Agreements; (D) resignation by any of the Key Employees as an employee of the Company; and (E) change of core business.

“Redpoint”	means Redpoint Ventures IV, L.P. and Redpoint Associates IV, LLC, entities organized under the laws of Delaware, and their permitted assignees.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Issue Price”	means US$0.704 per Series A Share.

“Series A Share(s)”	means the convertible and redeemable series A preferred shares in the capital of the Company with par value of US$0.001 per share.

“Series A-1 Issue Price”	means US$4.2158 per Series A-1 Share.

“Series A-1 Share(s)”	means the convertible and redeemable series A-1 preferred shares in the capital of the Company with par value of US$0.001 per share.

“Series A-1 Original Issue Date”	means the date of the first sale and issuance of Series A-1 Shares.

“Series B Issue Price”	means US$2.40 per Series B Share;

“Series B Original Issue Date”	means the date of the first sale and issuance of Series B Shares.

“Series B Share(s)”	means the convertible and redeemable series B preferred shares in the capital of the Company with par value of US$0.001 per share.

“Series B-1 Issue Price”	means US$3.60 per Series B-1 Share;

“Series B-1 Original Issue Date”	means the date of the first sale and issuance of Series B-1 Shares.

“Series B-1 Share(s)”	means the convertible and redeemable series B-1 preferred shares in the capital of the Company with par value of US$0.001 per share.

“Series C Issue Price”	means US$4.7992 per Series C Share;

“Series C Original Issue Date”	means the date of the first sale and issuance of Series C Shares.

“Series C Share(s)”	means the convertible and redeemable series C preferred shares in the capital of the Company with par value of US$0.001 per share.

“share”	means any Ordinary Share and Preferred Share including a fraction of a share.

“Shareholder(s)”	means the holder(s) of any shares.

“Shareholders Agreement”	the Second Amended and Restated Shareholders Agreement dated September 10, 2013 by and among, inter alia, the holders of Ordinary Shares, the holders of Preferred Shares, and the Group Companies.

“Special Resolution”	means a resolution of Members expressed to be a special resolution and passed either (i) as a unanimous written resolution signed by all the Members entitled to vote, or (ii) at a meeting by Members holding not less than two thirds (2/3) of such shares (calculated on an as-converted basis) entitled to vote thereon at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where Members can vote in person or by proxy.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subscription Agreement”	means certain Preferred Share Subscription Agreement dated September 3, 2013 by and among, inter alia, the Founder, the Group Companies, the holders of Ordinary Shares, LC Fund, Redpoint and Tencent.

“Subsidiary” or “subsidiary”	means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Company, the PRC Companies and any other Subsidiary to be established by any of them from time to time. For the avoidance of doubt, Shenzhen Yiyou Technology Co., Ltd. (深圳市翼游科技有限公司) shall not be deemed a Subsidiary of a Group Company.

“Tencent”	means THL A19 Limited, a company incorporated under the laws of the British Virgin Islands.

“Transaction Agreements”	has the same meaning as set forth in the Subscription Agreement.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

References to “these Articles” include Schedule A attached hereto.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. Share certificates shall be signed by one or more Directors or other persons authorized by the Directors. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process.

Each certificate representing the shares shall bear legends substantially in the following form (in addition to any legend required under the laws of Cayman Islands):

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in that behalf in the Memorandum, and these Articles (including without limitation, Schedule A) and to any direction that may be given by the Company in general meeting, the right of participation under the Shareholders Agreement, and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles, the Company shall be precluded from issuing bearer shares, bearer warrants, bearer coupons or bearer certificates.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	The Directors may not decline to register any transfer of shares unless such registration of transfer would be contrary to any provisions in the Memorandum, other provisions of these Articles (including without limitation, Schedule A), the Statute, or any other agreement binding on the Company (including the Shareholders Agreement), or such refusal to register the transfer is with reasonable cause. If the Directors refuse to register a transfer, they shall notify the transferee of such refusal within five (5) business days after receipt of a request for such transfer, providing a detailed explanation of the reason therefore.

9A.	Schedule A attached hereto constitutes part of these Articles and has the same force and effect as these Articles.

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

REDEMPTION AND PURCHASE OF SHARES

11. (a)	Subject to the provisions of the Statute, these Articles, and the Memorandum, shares may be issued on the terms that they are, or at the option of the Company, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

(b)	Subject to the provisions of the Statute, these Articles, and the Memorandum, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefore in any manner authorised by the Statute, including out of capital.

(c)	The Preferred Shares shall be redeemable as follows:

(i)	Beginning on or after the date that is six (6) years after the date of the issuance of Series B Shares, at any time and from time to time prior to a Qualified IPO or upon the redemption of any other class of Preferred Shares, the holders of 2/3 then-outstanding Series B Shares (the “Redemption Initiating Holders”) may require that the Company to redeem all of the then outstanding Series B Shares, as applicable, in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within ten (10) business days give written notice (the “Redemption Notice”) to each holder of record of any Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that certain holders of Series B Shares (as the case may be) have elected redemption of all of the Series B Shares pursuant to the provisions of this Article, shall specify the redemption date determined in accordance with Article 11(c)(iii) below, and shall direct the holders of Series B Shares to submit a written statement as to the number of shares they wish to have redeemed accompanied by their share certificates to the Company on or before the scheduled redemption date.

Beginning on or after the date that is six (6) years after the date of the issuance of Series B-1 Shares, at any time and from time to time prior to a Qualified IPO or upon the redemption of any other class of Preferred Shares, the holders of 2/3 then-outstanding Series B-1 Shares (also, the “Redemption Initiating Holders”) may require that the Company to redeem all of the then outstanding Series B-1 Shares, as applicable, in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within ten (10) business days give written notice (also, the “Redemption Notice”) to each holder of record of any Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that certain holders of Series B-1 Shares (as the case may be) have elected redemption of all of the Series B-1 Shares pursuant to the provisions of this Article, shall specify the redemption date determined in accordance with Article 11(c)(iii) below, and shall direct the holders of Series B-1 Shares to submit a written statement as to the number of shares they wish to have redeemed accompanied by their share certificates to the Company on or before the scheduled redemption date.

Upon and after the occurrence of any Redemption Trigger and at any time and from time to time prior to a Qualified IPO, the holders of 2/3 of the then-outstanding Series C Shares (also, the “Redemption Initiating Holders”) may require that the Company to and the Company upon such request shall redeem all of the then outstanding Series C Shares in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within ten (10) business days give written notice (also, the “Redemption Notice”) to each holder of record of any Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that certain holders of Series C Shares (as the case may be) have elected redemption of all of the Series C Shares pursuant to the provisions of this Article, shall specify the redemption date determined in accordance with Article 11(c)(iii) below, and shall direct the holders of Series C Shares to submit a written statement as to the number of Series C Shares they hold accompanied by their share certificates to the Company on or before the scheduled redemption date.

(ii)	The redemption price for each Series B Share redeemed pursuant to this Article shall be equal to the greater of (i) the Series B Issue Price (as the case may be) plus a 8% compounded annual return, plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers, or (ii) the fair market value of the Series B Shares, such valuation to be determined by independent appraisal, exclusive of liquidity or minority ownership discounts, performed by and independent third party mutually agreeable to the holders of Series B Shares (as the case may be) and the Company.

The redemption price for each Series B-1 Share redeemed pursuant to this Article shall be equal to the greater of (i) the Series B-1 Issue Price (as the case may be) plus a 8% compounded annual return, plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers, or (ii) the fair market value of the Series B-1 Shares, such valuation to be determined by independent appraisal, exclusive of liquidity or minority ownership discounts, performed by and independent third party mutually agreeable to the holders of Series B-1 Shares (as the case may be) and the Company.

The redemption price for each Series C Share redeemed pursuant to this Article shall be equal to the greater of (i) the Series C Issue Price plus a 8% compounded annual return from the date of issuance to the date of redemption, plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers, or (ii) the then effective Series C Preference Amount, in which case the valuation of the Company shall be determined by independent appraisal, exclusive of liquidity or minority ownership discounts, performed by and independent third party mutually agreed by the holders of Series C Shares and the Company and the cost of such appraisal to be borne equally by the holders of Series C Shares and the Company.

(iii)	The closing (the “Redemption Closing”) of the redemption of the Series B Shares and/or the Series B-1 Shares and/or the Series C Shares pursuant to this Article will take place no earlier than fifteen (15) business days but no later than thirty (30) business days of the date of the relevant Redemption Notice at the offices of the Company, or such other date or other place as the relevant Redemption Initiating Holders and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Series B Share and/or each Series B-1 Share and/or each Series C Share with respect to which the Company has received a timely request for redemption (as provided hereinabove) by paying in cash in immediately available funds therefor the applicable redemption price against surrender at the Company’s principal office of the certificate(s) representing the shares to be redeemed. From and after the Redemption Closing, if the Company makes the applicable redemption price available to a holder of a Series B Share and/or a holder of a Series B-1 Share and/or a holder of a Series C Share, all rights of such shareholder (except the right to receive the redemption price therefor) will cease with respect to such share, and such share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(iv)	If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article is due are insufficient to pay in full all redemption payments to be paid to the holders of the Series B Shares and/or the holders of the Series B-1 Shares and/or the Series C Shares at the relevant Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay (A) first for redemption payments due to the holders of the Series C Shares ratably in proportion to the full amounts to which such holders to which such redemption payments are due would otherwise be respectively entitled thereon, (B) after redemption payments in full to all holders of Series C Shares, to all holders of Series B Shares and Series B-1 Shares ratably in proportion to the full amounts to which such holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of Series B Shares, Series B-1 Shares and Series C Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

VARIATION OF RIGHTS OF SHARES

12.	Subject to other restrictions set forth in these Articles, if at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by these Articles or the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least a majority of the issued shares of that class or series or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class or series.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except that the necessary quorum shall be one person holding or representing by proxy at least half of the issued shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

13.	The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by these Articles or the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.	The Company may in so far as the Statute from time to time permits (i) pay a commercially reasonable commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other and (ii) pay, on any issue of shares, such brokerage fee as may be lawful and commercially reasonable.

NON-RECOGNITION OF TRUSTS

15.	No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

CONVERSION OF PREFERRED SHARES

16.	The holders of Preferred Shares shall have the conversion rights as follows:

(a)	Right to Convert. Unless converted earlier pursuant to Article 16(b) below, each Preferred Share shall be convertible, at the option of the holder of such Preferred Share, at any time after the date of issuance of such Preferred Share, into such number of fully paid and non-assessable Ordinary Share(s).

(i)	The conversion rate for the Series A Shares shall be determined by dividing the Series A Issue Price for each of the Series A Shares by its conversion price applicable to such Series A Share (the “Series A Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Series A Conversion Price shall initially be equal to the Series A Issue Price, and shall be adjusted from time to time as provided below.

(ii)	The conversion rate for the Series A-1 Shares shall be determined by dividing the Series A-1 Issue Price for each of the Series A-1 Shares by its conversion price applicable to such Series A-1 Share (the “Series A-1 Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Series A-1 Conversion Price shall initially be equal to the Series A-1 Issue Price, and shall be adjusted from time to time as provided below.

(iii)	The conversion rate for the Series B Shares shall be determined by dividing the Series B Issue Price for each of the Series B Shares by its conversion price applicable to such Series B Share (the “Series B Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Series B Conversion Price shall initially be equal to the Series B Issue Price, and shall be adjusted from time to time as provided below.

(iv)	The conversion rate for the Series B-1 Shares shall be determined by dividing the Series B-1 Issue Price for each of the Series B-1 Shares by its conversion price applicable to such Series B-1 Share (the “Series B-1 Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Series B-1 Conversion Price shall initially be equal to the Series B-1 Issue Price, and shall be adjusted from time to time as provided below.

(v)	The conversion rate for the Series C Shares shall be determined by dividing the Series C Issue Price for each of the Series C Shares by its conversion price applicable to such Series C Share (the “Series C Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Series C Conversion Price shall initially be equal to the Series C Issue Price, and shall be adjusted from time to time as provided below.

For the avoidance of doubt, the initial conversion ratio for Series A Shares, Series A-1 Shares, Series B Shares, Series B-1 Shares or Series C Shares to Ordinary Shares shall be 1:1.

(b)	Automatic Conversion. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Preferred Share shall automatically be converted (such event being referred to herein as a “Preferred Share Automatic Conversion”) into Ordinary Shares at the then effective applicable Preferred Share Conversion Price upon (i) the completion of a Qualified IPO; or (ii) with respect to the Series A Shares, the approval of the holders of 60% of the Series A Shares; with respect to the Series A-1 Shares, the approval of the holders of 60% of the Series A-1 Shares; with respect to the Series B Shares, the approval of the holders of two-thirds (2/3) of Series B Shares; or with respect to the Series B-1 Shares, the approval of the holders of two-thirds (2/3) of Series B-1 Shares; and with respect to the Series C Shares, the approval of the holders of two-thirds (2/3) of Series C Shares (each a “Conversion Approval Date”).

On and after the date of a Preferred Share Automatic Conversion, notwithstanding that any certificates for the Preferred Shares shall not have been surrendered for conversion, the Preferred Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the Ordinary Shares to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Ordinary Shares to which it shall be entitled and (iii) with respect to dividends declared but unpaid on the Preferred Shares prior to such conversion date.

(c)	Mechanics of Conversion. The Company shall give effect to any conversion pursuant to these Articles by any of the following methods (or a combination thereof) and in all such cases the form, manner, timing and execution of the conversion shall, subject to these Articles, occur as set out below: (i) provided that the total nominal par value of the shares being converted is equal to the total nominal par value of the shares into which they convert, the Company may, by resolution of the Board of Directors, redesignate shares of a particular class to shares of another class. Upon the passing of such resolution, each share to be converted shall be redesignated as a share of the class into which it is being converted (with the rights, privileges, terms and obligations of such class) and the converted share shall from that point form part of the class into which it has been converted (and shall cease to form part of the class from which it was converted); (ii) by the repurchase or redemption of the converting shares and, in consideration, the issue of the appropriate number of shares of the class into which such shares are to be converted. The Board of Directors has the authority (notwithstanding any other provision of these Articles to the contrary) to effect such repurchase or redemption and issue of shares in such manner as it considers appropriate and, in particular, may ascribe such value as it considers appropriate by way of determination of the repurchase or redemption price and issue price. Shares which are repurchased or redeemed pursuant to this Article are cancelled as a matter of law and shall not be re-issued as shares carrying a conversion right; and (iii) such other method as may be permitted by law from time to time as the Directors consider to be in the best interests of the Company.

No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares. All Ordinary Shares (including any fractions thereof) issuable upon conversion of Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Preferred Share Conversion Price, unless the payment would amount to less than US$50.00 in aggregate payable to any single converting holder of Preferred Shares in which case such amount will not be distributed but shall be retained for the benefit of the Company.

Before any holder of the Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefore, such holder shall give not less than two (2) business days prior written notice to the Company at such office that it elects to convert the same and surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares on the expiry of such period set forth in its written notice; provided, however, that in the event of a Preferred Share Automatic Conversion pursuant to Article 16(b), the outstanding Preferred Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Ordinary Shares issuable upon such Preferred Share Automatic Conversion unless the certificates evidencing such Preferred Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and has delivered to the Company an indemnity by the holder in a form reasonably satisfactory to the Directors.

The Company shall, as soon as practicable after such delivery, or such notification in the case of a lost certificate (subject to of an indemnity by the holder in a form reasonably satisfactory to the Directors), issue and deliver at such office to such holder of the Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, or in the case of Preferred Share Automatic Conversion, on the date of, and immediately prior to, the closing of the Qualified IPO or the relevant Conversion Approval Date, and the person or persons entitled to receive Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preferred Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preferred Shares being converted.

17.	Adjustments to Conversion Price.

(i)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Preferred Share Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Preferred Share Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective. Except to the limited extent in the case of a reverse stock split, combination, consolidation or other similar transaction or the readjustment set out herein, no adjustment of the Preferred Share Conversion Price pursuant to Article 17 shall have the effect of increasing the Preferred Share Conversion Price above the Preferred Share Conversion Price in effect immediately prior to such adjustment.

(ii)	Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Preferred Share Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)	Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)	Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)	Sale of Shares below the Conversion Price.

(A)	Adjustment of Series A-1 Conversion Price, Series B Conversion Price, Series B-1 Conversion Price and Series C Conversion Price Upon Issuance of Additional Stock.

In the event that the Company shall at any time after the Series A-1 Original Issue Date, Series B Original Issue Date, the Series B-1 Original Issue Date or the Series C Original Issue Date, as the case may be, issue Additional Stock, without consideration or for a consideration per share less than the Series A-1 Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price or Series C Conversion Price, as applicable, in effect immediately prior to such issue, then the Series A-1 Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price or Series C Conversion Price, as applicable, shall be adjusted, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the flowing formula:

CP2 = CP1 * (A + B) / (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(a)	CP2 means the Series A-1 Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price or Series C Conversion Price, as applicable, in effect immediately after such issue of Additional Stock;

(b)	CP1 means the Series A-1 Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price or Series C Conversion Price, as applicable, in effect immediately prior to such issue of Additional Stock;

(c)	“A” means the number of Ordinary Shares outstanding immediately prior to such issue of Additional Stock, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, conversion or exchange of any outstanding Ordinary Share Equivalents immediately prior to such issue;

(d)	“B” means the number of Ordinary Shares that would have been issued if such Additional Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(e)	“C” means the number of such Additional Stock issued in such transaction.

For purposes of this Article 17, “Additional Stock” means all Ordinary Shares and Ordinary Share Equivalents issued by the Company other than the Ordinary Shares and Ordinary Share Equivalents issued or issuable at any time (I) to officers, directors, employees and consultants of the Group Companies pursuant to the ESOP or pursuant to an amendment thereof as the Company may from time to time increase the number in the reserved shares thereunder, provided that such amendment is approved by the Board of Directors pursuant to these Articles and the Shareholders Agreement; (II) pursuant to adjustments made to share splits, combinations, subdivisions, recapitalizations or similar events; (III) as a dividend or distribution with respect to the Preferred Shares; (IV) upon conversion of the Preferred Shares or upon conversion or exercise of any outstanding warrants, rights, or options outstanding as of the Series A-1 Original Issue Date, the Series B Original Issue Date, the Series B-1 Original Issue Date or the Series C Original Issue Date, as applicable; (V) pursuant to transactions with strategic partners or transactions with financial institutions or lessors in connection with loans, credit arrangements, equipment financings or similar transactions, each such transaction having been approved in accordance with these Articles and the Shareholders Agreement; and (VI) pursuant to the acquisition of another corporation by the Company by merger, acquisition, consolidation or purchase of assets if such transaction is approved in accordance with these Articles and the Shareholders Agreement.

(B)	Deemed Issue of Additional Stock

(1)	If the Company at any time or from time to time after the Series A-1 Original Issue Date, the Series B Original Issue Date, the Series B-1 Original Issue Date or the Series C Original Issue Date, as applicable, shall issue any Ordinary Share Equivalents (excluding Ordinary Share Equivalents which are not Additional Stock) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Ordinary Share Equivalents, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents shall be deemed to be the Additional Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, and for a consideration (the “Additional Stock Consideration”) equal to the consideration received by the Company upon the issuance of such Ordinary Share Equivalents plus the minimum aggregate additional consideration payable to the Company on conversion, exchange or exercise thereof (without taking into account potential anti-dilution adjustments), and further, the consideration per Ordinary Share received by the Company for the Additional Stock deemed to have been issued pursuant to this Article 17(v)(B) relating to the Ordinary Share Equivalents shall equal the quotient obtained by dividing (x) the Additional Stock Consideration by (y) the maximum number of Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents.

(2)	If the terms of any Ordinary Share Equivalents, the issuance of which resulted in an adjustment to the Preferred Shares Conversion Price pursuant to the terms of Article 17(v)(A) are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Ordinary Share Equivalents (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Ordinary Share Equivalents) to provide for either (I) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Ordinary Share Equivalents or (II) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Preferred Shares Conversion Price computed upon the original issue of such Ordinary Share Equivalents (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Preferred Shares Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Ordinary Share Equivalents. Notwithstanding the foregoing, no readjustment pursuant to this Article 17(v)(B)(2) shall have the effect of increasing the applicable Preferred Shares Conversion Price to an amount which exceeds the lower of (x) the applicable Preferred Shares Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Ordinary Share Equivalents, or (y) the applicable Preferred Shares Conversion Price that would have resulted from any issuances of Additional Stock (other than deemed issuances of Additional Stock as a result of the issuance of such Ordinary Share Equivalents) between the original adjustment date and such readjustment date.

(3)	If the terms of any Ordinary Share Equivalents (excluding Ordinary Share Equivalents which are not Additional Stock), the issuance of which did not result in an adjustment to the applicable Preferred Shares Conversion Price pursuant to the terms of Article 17(v)(A) (either because the consideration per Ordinary Share of the Additional Stock subject thereto was equal to or greater than the applicable Preferred Shares Conversion Price then in effect, or because such Ordinary Share Equivalent was issued before the Series A-1 Original Issue Date, the Series B Original Issue Date, the Series B-1 Original Issue Date or the Series C Original Issue Date, as applicable), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Ordinary Share Equivalents (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Ordinary Share Equivalents) to provide for either (I) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Ordinary Share Equivalents or (II) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Ordinary Share Equivalents, as so amended or adjusted, and the Additional Stock subject thereto (determined in the manner provided in Article 17(v)(B)(1)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4)	If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the Preferred Share Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Preferred Share Conversion Price which would have been in effect had such adjustment not been made.

(5)	If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Ordinary Share Equivalents, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Ordinary Share Equivalents is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Preferred Shares Conversion Price provided for in this Article 17(v)(B) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Article 17(v)(B)). If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Ordinary Share Equivalent, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Ordinary Share Equivalent is issued or amended, any adjustment to the applicable Preferred Shares Conversion Price that would result under the terms of this Article 17(v)(B) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Preferred Shares Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(C)	Determination of Consideration. For the purpose of making any adjustment to any Preferred Shares Conversion Price or the number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(1)	To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(2)	To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board of Directors, including the affirmative consent or vote of at least three (3) Preferred Share Directors), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(3)	If Additional Stock are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Stock shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board of Directors, including the affirmative consent or vote of at least three (3) Preferred Share Directors) to be allocable to such Additional Stock.

(D)	Other Adjustment Events. If the holders of at least a majority of the then outstanding Preferred Shares (including (I) holders of at least two-thirds (2/3) of the then outstanding Series B Shares and Series B-1 Shares, voting together as a single class, calculated on an as converted basis, and (II) holder of at least two-thirds (2/3) of the then outstanding Series C Shares (or the approval of the Board, which shall include the approval of the Series A Director, a Series B Director and the Series C Director)) reasonably determine that an adjustment should be made to the Preferred Share Conversion Price as a result of one or more events or circumstances not referred to in this Article 17, the Company shall request such firm of internationally recognized independent accountants jointly selected by the Company and such holders, acting as experts, to determine as soon as practicable what adjustment (if any) to the Preferred Share Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, the costs, fees and expenses of the accountants selected shall be borne by the Company.

(E)	Notices Regarding Winding-up. If, at any time when any Preferred Share is outstanding, a notice is given announcing the convening of a meeting of the Members of the Company for the purpose of passing a resolution for the winding up of the Company, the Company forthwith shall give notice to all holders of Preferred Shares. Each such holder of Preferred Shares shall be entitled at any time within two (2) weeks after the date on which such notice is given (but not thereafter) to elect by notice in writing delivered to the Company to be treated as if it had, immediately before the date of the passing of such resolution, exercised its conversion rights in respect of all Preferred Shares of which it is the holder and it shall be entitled to receive an amount equal to the amount which it would have received had it been the holder of Ordinary Shares to which it would have become entitled by virtue of such exercise.

(F)	No Adjustment. No adjustment of the Preferred Share Conversion Price shall be made in an amount less than US$0.001 per Preferred Share.

18.	No Impairment. The Company will not, by amendment of its Memorandum or these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of the Articles 16 and 17 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Shares against impairment.

19.	Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Preferred Share Conversion Price pursuant to Article 17, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Preferred Shares subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Shares at such holder’s address as shown in the Company’s books. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable conversion price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

GENERAL CONVERSION PROVISIONS

20.	Notices of Record Date. In the event that the Company shall propose at any time:

(a)	to declare any dividend or distribution upon its Ordinary Shares or other class or series of shares, whether in cash, property, stock, or other securities, and whether or not a regular cash dividend;

(b)	to offer for subscription pro rata to the holders of any additional shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)	to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property, assets or business, or a majority of the capital stock of the Company, or to liquidate, dissolve, or wind up;

then, in connection with each such event, the Company shall send to the holders of Preferred Shares:

(i)	at least thirty (30) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subparagraphs (c) and (d) of this Article 20; and

(ii)	in the case of the matters referred to in subparagraphs (c) and (d) of this Article 20, at least thirty (30) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Shares at the address for each such holder as shown on the books of the Company.

21.	Issue Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preferred Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

22.	Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of Preferred Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite Members’ approval of any necessary amendment to its Memorandum and these Articles.

LIEN ON SHARES

23.	The Company shall have a first and paramount lien and charge on all shares (not being a fully paid-up share) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

24.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

25.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

26.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

27. (a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

28.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

29.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

30.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

31. (a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

32. (a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

33.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

34.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

35.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

36.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

37.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

38. (a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

39.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION

OF REGISTERED OFFICE & ALTERATION OF CAPITAL

40. (a)	Subject to and in so far as permitted by the provisions of the Statute and these Articles, in particular Articles 74 and 75, the Company may from time to time by Special Resolution alter or amend its Memorandum otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

41.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 15 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

42.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 15 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

43.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

44.	All general meetings other than annual general meeting shall be called extraordinary general meetings. The Company may hold a general meeting as its annual general meeting but shall not (unless required by the Statute) be obligated to hold an annual general meeting. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

45. (a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth (1/10) of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

46.	At least ten (10) days notice shall be given by the Board of Directors of an annual general meeting or any other general meeting to the Members whose names on the date of the notice appear as a shareholder in the register of members of the Company and are entitled to vote at the meeting, unless such notice is waived either before, at, or after such annual or other general meeting (a) in the case of a general meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat or their proxies; and (b) in the case of any other general meeting, by holders of not less than the minimum number of shares required to approve the actions submitted to the Members for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 45 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

47.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

48.	A general meeting shall be deemed duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy the holders of more than fifty percent (50%) of the outstanding Ordinary Shares and the holders of more than fifty percent (50%) of Preferred Shares (including holders of two-thirds (2/3) of the Series B Shares and the Series B-1 Shares and holders of two-thirds (2/3) of the Series C Shares), provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy. No business shall be transacted at any general meeting unless the aforesaid quorum of Members is present at the time when the meeting proceeds to business.

49.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

50.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same time and place seven (7) business days later or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within forty-five (45) minutes from the time appointed for the meeting, the Members present shall be a quorum. Other than the business as outlined in the notice to Members, no other business shall be determined at the adjourned meeting.

51.	The general meeting of the Company and any Group Company may be held and any Member or shareholder, as the case may be, may participate in such meeting, by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting are capable of hearing each other; and such participation shall be deemed to constitute presence in person at that meeting.

52.	The Chairman of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their members to be chairman of the meeting.

53.	If at any general meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their members to be chairman of the meeting.

54.	The chairman of a general meeting may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

55.	At any general meeting a resolution put to the vote of the meeting shall be decided by way of a poll and not on a show of hands.

56.	[Reserved].

57.	[Reserved].

58.	A poll shall be taken in such manner as the chairman of such general meeting directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

59.	[Reserved].

60.	[Reserved].

VOTES OF MEMBERS

61.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll each Ordinary Share shall carry one vote and each Preferred Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Preferred Shares. The holders of Preferred Shares and the holders of Ordinary Shares shall vote together and not as a separate class, unless otherwise provided in these Articles, the Memorandum and the applicable Statute.

62.	[Reserved.]

63.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

64.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

65.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

66.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the general meeting whose decision shall be final and conclusive.

67.	Votes may be given either personally or by proxy.

PROXIES

68.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

69.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

70.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

71.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

72.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

73.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

PROTECTIVE PROVISIONS

74.	In addition to such other limitations as may be provided elsewhere in these Articles, so long as any Preferred Shares remain outstanding, the Company shall not, and the Founder shall use his powers to procure the Company not to, either directly or by amendment, merger, consolidation, or otherwise, whether in a single transaction or a series of related transactions, take any of the following acts, without the prior written approval of the holder(s) of at least a majority of the outstanding Preferred Shares, voting together as a single class on an as-converted basis (for the purposes of Articles 74 and 75, the term “Company” means the Group Companies):

(a)	any action that authorizes, creates or issues any securities of any class or series, or other securities of whatever description, in the Company, other than the issuance of the Ordinary Shares upon conversion of the Preferred Shares, and the issuance of the Ordinary Shares (or options or warrants therefor) under the ESOP as approved by the Board;

(b)	any amendment, alteration, or repeal of any provision of the Memorandum or these Articles or other constitutional documents or any waiver given thereunder, and any amendment or change of the rights, preferences or privileges of, or the restrictions provided for the benefit of, any Preferred Shares;

(c)	any increase or decrease the authorized share capital or the authorized number of any Equity Securities (including through altering, reorganizing, reclassifying or otherwise recapitalizing any existing Equity Securities) of the Company;

(d)	any repurchase, redemption or retirement of any Equity Securities of the Company other than pursuant to share restriction agreements approved by the Board to repurchase Ordinary Shares from the employees, officers, directors or consultants of the Group Company upon termination of their employment or services;

(e)	any merger, consolidation, share acquisition or other corporate reorganization, or any transaction or series of transactions in which excess of 50% of any Group Company’s voting power is transferred or in which all or substantially all the assets of any Group Company are sold;

(f)	any increase or decrease of the authorized size of the Board or the board of directors of any other Group Company, and any grant of additional Board observer rights;

(g)	the approval of or consent to any reorganization, split, Liquidation Event or any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company.

(h)	appointment or change of the auditors of any Group Company, or any adoption or material change of any treasury policy, accounting policy and procedures, fiscal policy, or any change to the fiscal year of any Group Company;

(i)	any initial public offering (including Qualified IPO) of any Group Company, including choice of the underwriters, the listing venue, timing, valuation and the security exchange for the initial public offering; and

(j)	the declaration, setting aside and/or payment of any dividends or other distributions on any securities of any Group Company, or the adoption of or any change to the dividend policy.

75.	In addition to such other limitations as may be provided elsewhere in these Articles, so long as any Preferred Shares remain outstanding, the Company and the Shareholders hereby agree that the Company shall not, and the Founder shall use their powers to procure the Company not to, take any of the following acts, without the approval of the Board, including the affirmative vote of at least three (3) Preferred Share Directors:

(a)	the investment in any other company in excess of US$1,000,000 individually or US$2,000,000 in the aggregate for the Group Companies during any fiscal year;

(b)	any sale, transfer, or other disposal of, or the incurrence of any lien on, any substantial part of its assets;

(c)	other than any non-exclusive license granted in the ordinary course of business, any sale, transfer, license, or other disposal of, or the incurrence of any lien on, any copyright, trademark, patent or other intellectual property of any Group Company;

(d)	any investment in, or divestiture or sale of an interest in a Subsidiary, partnership or joint venture;

(e)	the extension by any Group Company of any loan or guarantee for indebtedness or financial assistance in excess of US$200,000 in the aggregate for the Group Companies to any third party except a wholly owned Subsidiary or trade credit provided to the customers in the ordinary course of business;

(f)	incurrence of any indebtedness or guarantees of indebtedness in excess of US$200,000 in the aggregate for the Group Companies during any fiscal year (other than loans between the Company and its wholly owned Subsidiaries and loans between the Company’s wholly owned Subsidiaries);

(g)	any purchase, acquisition, lease or sale of assets or businesses of any Group Company valued in excess of US$1,000,000 individually or US$2,000,000 in the aggregate for the Group Companies during any fiscal year;

(h)	appointment, replacement or removal of the top management members, including Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer, General Counsel, Managing Director, Controller, Vice President and any other management member senior than Vice President, of any Group Company;

(i)	any transaction involving any Group Company, on the one hand, and any Group Company’s senior managers (Vice President and above), directors or shareholders or any Affiliate of Group Company’s shareholder or any of its officers, directors or shareholders, on the other hand;

(j)	any increase in compensation of any employee of the Group Companies with monthly salary of at least RMB40,000 by more than fifty percent (50%) in any twelve (12) month period;

(k)	approval of any remuneration or compensation package for any director, employee or consultant which (including in kind compensation and allowance) exceeds US$160,000 per annum;

(l)	any expenditure outside of the approved annual budget of the Group Companies in excess of US$150,000 per month, individually or in the aggregate;

(m)	approval or amendment of annual business and financial plan and annual budget;

(n)	adoption amendment or termination of the terms of any bonus or incentive plans, adoption or approval of the compensation systems, annual bonus distribution and allocation plans of any Group Company, including adoption, termination or amendment of the ESOP;

(o)	any material alteration or change in the nature of business, principal business or business scope of any Group Company or cessation or entry into a new line of business that has not been included in the business scope of such Group Company;

(p)	establishment of any committee under the Board or the board of directors of any other Group Company;

(q)	any change in the equity ownership of the Domestic Company (except as contemplated in the Subscription Agreement or any transfer of equity interest in any Domestic Enterprise by the Founder to the Founder Permitted Transferees) or termination of, or any material amendment to, or waiver under the Cooperative Documents entered into by the WFOE, the Domestic Enterprises and their respective shareholders; and

(r)	adoption of or change to, a significant tax or accounting practice or policy or any internal financial controls and authorization policies, or the making of any significant tax or accounting election (except as required by applicable laws or government authorities).

DIRECTORS

76.	There shall be a Board of Directors consisting of a maximum of seven (7) persons (exclusive of alternate Directors), unless otherwise approved pursuant to Article 74.

77.	[Reserved.]

78.	The seven (7) Directors in the Board of the Company shall be elected in the following manner:

(a)	Tencent shall be entitled to elect one (1) Director of the Board (the “Series C Director”).

(b)	LC Fund shall be entitled to elect one (1) Director of the Board (the “LC Director”).

(c)	Redpoint shall be entitled to elect one (1) Director of the Board (the “Redpoint Director”, together with LC Director, the “Series B Directors”).

(d)	Prime Express Investments Limited shall be entitled to elect one (1) Director of the Board (the “Series A Director”, together with the Series B Directors and the Series C Director, the “Preferred Share Directors”).

(e)	Holders of the Ordinary Shares shall be entitled to elect three (3) Directors of the Board ( the “Ordinary Share Directors” and each an “Ordinary Share Director”).

79.	Each Director holds office until his or her successor takes office or until his or her earlier death, resignation or removal.

80.	A compensation committee of the Board shall be established to implement salary and equity guidelines for the Company, as well as approval of compensation packages, severance agreements, and employment agreement for all senior managers (Vice President and above). LC Fund, Redpoint and Tencent each shall be entitled to elect one member of such compensation committee.

81.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

82.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

83.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

84.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company (other than as an Auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

85.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

86.	Subject to these Articles, a Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

87.	In addition to any further restrictions set forth in these Articles, no person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. Subject to the Shareholders Agreement, a Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

88.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 87 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

89.	A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

90.	The business of the Company shall be managed in the best interests of the Company by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

91.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

92.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

93.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

94.	Subject to these Articles, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

95.	Subject to these Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

96.	Subject to these Articles:

(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

97.	Subject to these Articles, the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

98.	Subject to these Articles, the Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

99.	Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, but no less frequent than four meetings every fiscal year with one meeting in each fiscal quarter (unless otherwise agreed by a vote of a majority of the Board, including the vote of the Series B Directors and the Series C Director). Questions arising at any meeting shall be decided by a majority of the votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. The chairman of the meeting shall not have a second or casting vote.

100.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least ten (10) business days’ written notice to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless such notice is waived in writing by all the Directors (or their alternates) either at, before or after the meeting is held, PROVIDED THAT the presence of a Director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting, and PROVIDED FURTHER if the notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 46 shall apply mutatis mutandis with respect to notices of meetings of Directors.

101.	The quorum necessary for the transaction of the business of the Directors shall be five (5) Directors, including one (1) Ordinary Share Director, the Series A Director, the Series B Directors and the Series C Director, PROVIDED ALWAYS (i) a Director and his appointed alternate Director being considered only one person for this purpose, and (ii) if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

102.	A resolution signed by all members of the Board of Directors entitled to receive notice of a meeting of the Board of Directors shall be as valid and effectual for all purposes as a resolution of such Directors duly passed at a meeting of the Board duly convened, held and constituted.

103.	Subject to Article 101, the continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may, subject to Articles 78 and 110, act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

104.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty (30) minutes after the time appointed for holding the same, the Directors present may choose one of their member to be chairman of the meeting.

105.	Subject to these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors

106.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and the chairman of the meeting shall not have a second or casting vote.

107.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

108.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

109.	(a) A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b) The provisions of Articles 68-73 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

110.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

111.	A Director can only be removed from the Board of Directors by the party or parties which appointed him as provided in Article 78, unless such Director resigns voluntarily or the term of his service expires, in which case the party or parties entitled to appoint such Director as provided in Article 78 shall be entitled to nominate a replacement to be appointed by the Board of Directors to fill the vacancy thus created.

112.	Directors may only be appointed to and removed from the Board by the relevant Members in accordance with Article 78, in particular under the circumstances provided in Article 110.

PRESUMPTION OF ASSENT

113.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

114.	(a)

The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or secretary-treasurer or some person appointed by the Directors for the purpose.

(b)

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)

A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

115.	The Company may have a president, a Secretary or secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

116.	Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

117.	Subject to Article 119, the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

118.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

119.	Each holder of a Preferred Share shall be entitled to receive non-cumulative dividends at the rate of eight percent (8%) of the applicable Issue Price per annum for each Preferred Share (as adjusted for share split, consolidation, dividend, recapitalization and other similar transactions), when and if declared by the Board of Directors, payable out of funds or assets when and as such funds or assets become legally available therefore, prior and in preference to any declaration or payment of any dividend on the Ordinary Shares and all other classes of shares of the Company.

(a) The Series C Shares shall rank, as to dividends, senior and prior to the Series B-1 Shares, the Series B Shares, the Series A-1 Shares, the Series A Shares, the Ordinary Shares and to all other classes or series of shares issued by the Company.

(b) Secondary to the Series C Shares, the Series B-1 Shares shall rank, as to dividends, senior and prior to the Series B Shares, the Series A-1 Shares, the Series A Shares, the Ordinary Shares and to all other classes or series of shares issued by the Company.

(c) Secondary to the Series C Shares and the Series B-1 Shares, the Series B Shares shall rank, as to dividends, senior and prior to the Series A-1 Shares, the Series A Shares, the Ordinary Shares and to all other classes or series of shares issued by the Company.

(d) Secondary to the Series C Shares, the Series B-1 Shares and the Series B Shares, the Series A-1 Shares and the Series A Shares shall rank, as to dividends, pari passu with each other and senior and prior to the Ordinary Shares and to all other classes or series of shares issued by the Company.

(f) After the preferential dividends relating to the Preferred Shares under paragraphs (a) to (d) above have been paid in full or declared and set apart in any fiscal year of the Company, any additional dividends out of funds legally available therefore may be declared in that fiscal year for the Ordinary Shares and, if such additional dividends are declared, then such additional dividends shall be declared pro rata on the Ordinary Shares and Preferred Shares on an as-converted basis. No dividends or other distributions shall be declared, paid or distributed (whether in cash or otherwise) on any Ordinary Share unless and until a dividend in the like amount and kind has first been declared on the Preferred Shares on an as-if-converted basis and has been paid in full to the holders of the Preferred Shares.

120.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

121.	Accrued dividends shall be payable in cash, or at the election of the Shareholders of the Company, be converted into Ordinary Shares at the then effective Preferred Share Conversion Price.

122.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

123.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

124.	Subject to these Articles, the Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

125.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

126.	Subject to the inspection right of holders of Preferred Shares as set forth in the Shareholders Agreement, the Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors.

127.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

128.	[Reserved.]

129.	The Auditor or Auditors of the Company shall be appointed or removed in accordance with Article 74 herein.

129A.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

130.	Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

131.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

132.

(a)    Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid.

(b)    Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

133.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

134.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

135.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a) every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

136.	Subject to the Article 138, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

137.	If the Company shall be wound up, and the assets available for distribution amongst the Members shall be distributed in accordance with Article 138.

LIQUIDATION PREFERENCE

138.	If a Liquidation Event occurs, distributions to the Members of the Company shall be made in the following manner:

(a)	Each holder of the Series C Shares shall be entitled to receive out of the assets of the Company available for distribution to its Members, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Series B-1 Shares, the holders of the Series B Shares, the holders of the Series A-1 Shares, the holders of the Series A Shares and the holders of the Ordinary Shares and any other class of shares of the Company, an amount equal to 100% of the Series C Issue Price (as said price may be adjusted for combinations, consolidations, subdivisions, or stock splits or the like), plus all declared but unpaid dividends and distributions on such Series C Shares (the “Series C Preference Amount”). If the assets and surplus funds distributable are insufficient to permit the payment for the full Series C Preference Amount, then the entire assets and surplus funds of the Company available for distribution to such holders shall be distributed ratably among the holders of Series C Shares in proportion to the number of Series C Shares owned by each such holder.

(b)	After the distribution of the Series C Preference Amount to the holders of the Series C Shares, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Series B Shares, the holders of the Series A-1 Shares, the holders of the Series A Shares and the holders of the Ordinary Shares and any other class of shares of the Company, an amount equal to 100% of the Series B-1 Issue Price (as said price may be adjusted for combinations, consolidations, subdivisions, or stock splits or the like), plus all declared but unpaid dividends and distributions on such Series B-1 Shares (the “Series B-1 Preference Amount”) shall be paid with respect to each Series B-1 Share to the holder thereof. If the assets and surplus funds distributable among the holders of Series B-1 Shares are insufficient to permit the payment for the full Series B-1 Preference Amount, then the entire assets and surplus funds of the Company available for distribution to such holders shall be distributed ratably among the holders of Series B-1 Shares in proportion to the number of Series B-1 Shares owned by each such holder.

After the distribution of the Series C Preference Amount to the holders of the Series C Shares and the Series B-1 Preference Amount to the holders of the Series B-1 Shares, and prior and in preference to any distribution of any remaining assets or surplus funds of the Company to the holders of the Series A-1 Shares, the holders of the Series A Shares and the holders of the Ordinary Shares and any other class of shares of the Company, an amount equal to 100% of the Series B Issue Price (as said price may be adjusted for combinations, consolidations, subdivisions, or stock splits or the like), plus all declared but unpaid dividends and distributions on each Series B Share (the “Series B Preference Amount”) shall be paid with respect to each Series B Share to the holder thereof. If the remaining assets and surplus funds distributable among the holders of Series B Shares are insufficient to permit the payment for the full Series B Preference Amount, then the entire remaining assets and surplus funds of the Company available for distribution to such holders shall be distributed ratably among the holders of Series B Shares in proportion to the number of Series B Shares owned by each such holder.

(c)	After the distribution of the Series C Preference Amount to the holders of the Series C Shares, the Series B-1 Preference Amount to the holders of the Series B-1 Shares and the distribution of the Series B Preference Amount to the holders of the Series B Shares, and prior and in preference to any distribution of any remaining assets or surplus funds of the Company to the holders of the Ordinary Shares and any other class of shares of the Company, an amount equal to, (i) with respect to the holder of Series A-1 Shares, 100% of the Series A-1 Issue Price (as said price may be adjusted for combinations, consolidations, subdivisions, or stock splits or the like), plus all declared but unpaid dividends and distributions on such Series A-1 Shares (the “Series A-1 Preference Amount”), and (ii) with respect to the holder of Series A Shares, 100% of the Series A Issue Price (as said price may be adjusted for combinations, consolidations, subdivisions, or stock splits or the like), plus all declared but unpaid dividends and distributions on such Series A Shares (the “Series A Preference Amount”, together with the Series C Preference Amount, the Series B-1 Preference Amount, the Series B Preference Amount and the Series A-1 Preference Amount, the “Preferred Amount”), shall be paid to the holders of Series A-1 Shares and Series A Shares. If the remaining assets and surplus funds distributable among the holders of Series A-1 Shares and the holders of Series A Shares are insufficient to permit the payment for the full Series A-1 Preference Amount and Series A Preference Amount, then the entire remaining assets and surplus funds of the Company available for distribution to such holders shall be distributed ratably among the holders of Series A-1 Shares and Series A Shares in proportion to the number of Ordinary Shares owned by each such holder, on an as if converted basis.

(d)	After the payment of the Preferred Amount have been made pursuant to this Article 138, the remaining assets and funds of the Company available for distribution to Members shall be distributed pro rata among all the holders of Preferred Shares (on an as if converted basis) and all the holders of the Ordinary Shares.

For purposes of this Article 138, the holders of at least a majority of the Preferred Shares including the holders of at least (i) two-thirds (2/3) of the Series C Shares, calculated as a separate class on an as-converted basis, and (ii) two-thirds (2/3) of the Series B Shares and the Series B-1 Shares, calculated as a single class on an as-converted basis, may waive the treatment of a transaction as a Liquidation Event.

(d)	Amount Deemed Paid or Distributed.

The amount deemed paid or distributed to the Shareholders of the Company upon any such Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring Person. If the amount deemed paid or distributed under this Article 138 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined in good faith by the Board. Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including the Preferred Share Directors).

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board, or by a liquidator if one is appointed.

The holders of more than fifty percent (50%) of the then outstanding Preferred Shares shall have the right to challenge any determination by the Board of fair market value pursuant to this Article 138(d), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board (including the Preferred Share Directors) and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

INDEMNITY

139.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful misconduct or gross negligence respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful misconduct or gross negligence of such Director, officer or trustee.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful misconduct or gross negligence respectively.

FINANCIAL YEAR

140.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

141.	Subject to the Statute and the Articles (including the protective provisions at Article 74), the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

142.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE A

SHAREHOLDERS RIGHTS

1. RIGHT OF PARTICIPATION.

1.1 General. The Preferred Shareholders and any other holder of Preferred Shares to whom their rights under this Section 1 have been duly assigned in accordance with the Shareholders Agreement (such Preferred Shareholder and each holder each hereinafter referred to as a “Participation Rights Holder”) and/or its Affiliate(s) shall have the right of first refusal to participate in the subscription of any New Securities (as defined in Section 1.3) that the Company may from time to time issue after September 10, 2013 (the “Right of Participation”) in accordance with this Section 1.

1.2 Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all Participation Rights Holders immediately prior to the issuance of New Securities giving rise to the Right of Participation.

1.3 New Securities. “New Securities” means any shares of the Company, including but not limited to the Preferred Shares, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) (i) any of the options, warrants or other securities arrangements to purchase any Ordinary Shares issued from time to time to the employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to the ESOP having been approved pursuant to the Shareholders Agreement and these Articles; and (ii) any Ordinary Shares issuable upon exercise or conversion of the forgoing options, warrants or other securities arrangements;

(b) any Preferred Shares issued under the Subscription Agreement and any Conversion Shares;

(c) any securities issued in connection with any share split, share dividend or any subdivision of Ordinary Shares or other similar event in which all the Participation Rights Holders are entitled to participate on a pro rata basis;

(d) any securities issued as a dividend or distribution on the Preferred Shares;

(e) any securities issued pursuant to transactions with strategic partners or transactions with financial institutions or lessors in connection with loans, credit arrangements, equipment financings or similar transactions, each such transaction having been approved by the Board and the Shareholders pursuant to the Shareholders Agreement and these Articles;

(f) any securities issued pursuant to an initial public offering of the Company or a Qualified IPO as approved by the Board and the Shareholders pursuant to the Shareholders Agreement and these Articles; and

(g) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that such acquisition has been approved by the Board and the Shareholders pursuant to the Shareholders Agreement and these Articles.

1.4 Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have ten (10) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such ten (10) Business Day period, then such Participation Rights Holder shall be deemed to have forfeited the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participation Rights Holders who fully exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 1.4 and the Company shall so notify the Right Participants within fifteen (15) Business Days following the date of the Second Participation Notice.

(c) Failure to Exercise. Upon the expiration of the Second Participation Period and to the extent that not all New Securities have been subscribed for by the Participation Rights Holders, or in the event no Participation Rights Holder exercises the Right of Participation within ten (10) Business Days following the issuance of the First Participation Notice, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (the portion to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 1.

1.5 Termination. The Right of Participation shall terminate upon the closing of a Qualified IPO.

2. TRANSFER RESTRICTIONS.

2.1 Certain Definitions. For purposes of this Section 2, Ordinary Shares shall include (i) the Company’s outstanding Ordinary Shares, (ii) the Ordinary Shares issuable upon exercise of outstanding options or warrants and (iii) the Ordinary Shares issuable upon conversion of any outstanding convertible securities other than Conversion Shares; “Preferred Holder” means the Preferred Shareholders and its permitted assignees to whom its rights under this Section 2 have been duly assigned in accordance with these Articles and the Shareholders Agreement.

2.2 Sale of Equity Securities; Notice of Sale. Subject to the terms under this Section 2, if any Ordinary Shareholder proposes to, directly or indirectly, transfer, sell or pledge or otherwise dispose of or permit the transfer, sale, pledge, or other disposition of, any Equity Securities to one or more third parties (each such disposition, a “Transfer”), then such Ordinary Shareholder (the “Selling Shareholder”) shall promptly give written notice (the “Transfer Notice”) to each Preferred Holder and the Company prior to such Transfer. The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, (i) the number of Equity Securities to be Transferred (the “Offered Shares”), (ii) the nature of such Transfer, (iii) the consideration to be paid, and (iv) the identity of the prospective transferee(s). The Transfer Notice shall certify that such Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

2.3 Right of First Refusal and Right of Co-Sale.

(a) Company’s Option to Purchase.

(i) The Company shall have the right, upon notice to the Selling Shareholder at any time within ten (10) Business Days after receipt of the Transfer Notice (the “Company Purchase Right Period”), to purchase all or any portion of the Offered Shares upon the same terms and conditions as set forth in the Transfer Notice (“Company Right of First Refusal”), and the Selling Shareholder shall, upon receipt of the notice of purchase from the Company, sell the Offered Shares to the Company pursuant to such terms. If the Company gives the Selling Shareholder notice that it desires to purchase such Offered Shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased, at a place agreed upon between the Company and the Selling Shareholder and at the time of the scheduled closing therefor, which shall be no later than thirty (30) Business Days after the Selling Shareholder’s receipt of the Company’s notice of purchase. Upon completion of the Transfer of the Offered Shares to the Company pursuant to this Section, the Company shall procure that the Offered Shares are forthwith cancelled.

(ii) If the Company has declined to purchase or failed to exercise its Company Right of First Refusal with respect to any portion of the Offered Shares in connection with a Transfer pursuant to the subsection (i) above, the Selling Shareholder shall, within five (5) Business Days after the expiration of the Company Purchase Right Period, deliver to each Preferred Holder a “Secondary Transfer Notice” which shall include all of the information and certifications required in a Transfer Notice and shall in addition identify the Offered Shares with respect to which the Company has declined to purchase or failed to exercise its Company Right of First Refusal (the “Remaining Shares”).

(b) Preferred Holders’ Option to Purchase.

(i) Each Preferred Holder who notifies such Selling Shareholder in writing within ten (10) Business Days (the “Purchase Period”) after receipt of the Secondary Transfer Notice (each such Preferred Holder, a “Purchasing Holder”) shall have the right, exercisable upon such written notice to the Selling Shareholder (the “Purchase and Co-Sale Notice”), to purchase up to its pro rata share of the Remaining Shares plus up to its pro rata share of any remaining Offered Shares not purchased by the Company and any other Preferred Holder (the “Additional Remaining Shares”) on the same terms and conditions as set forth in the Transfer Notice. For avoidance of doubt, any Preferred Holder who fails to so notify within ten (10) Business Days after receipt of the Secondary Transfer Notice should be deemed to have forfeited the right hereunder to purchase any Offered Shares. The Purchase and Co-Sale Notice shall state (A) whether the Preferred Holder desires to purchase up to its pro rata share of the Remaining Shares, (B) whether the Preferred Holder desires to purchase the maximum amount of its pro rata share of the Additional Remaining Shares, and (C) whether the Preferred Holder elects not to purchase any of the Offered Shares but wishes to sell a portion of the securities held by such Preferred Holder pursuant to Section 2.3(c) of this Schedule A and the number of Equity Securities to be sold (subject to Section 2.3(c)(ii)). A Preferred Holder has option either to purchase or to sell under this Section 2 and such right shall not be construed as an option to both purchase and sell with respect to the same Transfer.

(ii) Each Purchasing Holder who sets forth in the Purchase and Co-Sale Notice a desire to purchase the maximum amount of Remaining Shares available shall be entitled to purchase its pro rata share of the Additional Remaining Shares.

(iii) Each Preferred Holder’s pro rata share shall be equal to a fraction, the numerator of which is the number of Conversion Shares held by such Preferred Holder and the denominator of which is the total number of Conversion Shares held by all Preferred Holders calculated immediately prior to the time of the purchase hereunder from the Selling Shareholder, provided, however, that with respect to the Additional Remaining Shares, the denominator shall be total number of Conversion Shares held by the Purchasing Holders that are purchasing the Additional Remaining Shares.

(iv) In the event the consideration for the Offered Shares specified in a Transfer Notice is payable in property other than cash and the Selling Shareholder and the Preferred Holders who wish to purchase the Offered Shares under Section 2.3(b) (acting together), cannot agree on the cash value of such property within ten (10) days after the receipt of the Transfer Notice, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Selling Shareholder and such Preferred Holders (acting together). If they cannot agree on an appraiser within twenty (20) days after receipt of the Transfer Notice by such Preferred Holders, within a further five-day period, the Selling Shareholder and such Preferred Holders (acting together), shall each select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property shall be determined by the appraiser selected pursuant to this Section 2.3(b)(iv) within one (1) month from its appointment, and such determination shall be final and binding on the Selling Shareholder and such Preferred Holders. The cost of such appraisal shall be shared equally by the Selling Shareholder, on the one hand, and such Preferred Holder, on the other hand (each Preferred Holder shall pay its pro rata portion of such costs based on the number of Offered Shares acquired by each such Preferred Holder). If the Purchase Period has expired but still no determination of the value of the consideration for the Offered Shares offered by the Selling Shareholder, then such Purchase Period shall be extended to the fifth (5th) Business Day after such valuation shall have been determined to be final and binding pursuant to this Section 2.3(b)(iv).

(c) Right of Co-Sale.

(i) Following the expiration of the Purchase Period, each Preferred Holder who previously notified the Selling Shareholder in the Purchase and Co-Sale Notice of such Preferred Holder’s desire to sell a portion of its shares with the Selling Shareholder (such Preferred Holder, a “Co-Sale Participant”) shall have the right to participate in the sale of any Offered Shares that were not purchased by the Company and the Preferred Holders pursuant to Section 2.3(a) and (b), on the same terms and conditions as specified in the Transfer Notice. To the extent one or more Preferred Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Offered Shares that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced. For avoidance of doubt, the total number of Offered Shares should remain the same as which is specified in the Transfer Notice even if any Co-Sale Participant elects to exercise its right hereunder to participate in the sale of any Offered Shares.

(ii) Each Co-Sale Participant may sell all or any part of that number of Conversion Shares equal to the product obtained by multiplying (A) the Remaining Shares, less any Remaining Shares purchased by the Purchasing Holders in accordance with Section 2.3(b), by (B) a fraction, the numerator of which shall be the number of Co-Sale Shares owned by such Co-Sale Participant and the denominator of which shall be the total number of Co-Sale Shares held by all Co-Sale Participants and the Ordinary Shares held by the Selling Shareholder, calculated immediately prior to the time of the Transfer. For the purpose of this Section 2.3(c)(ii), “Co-Sale Shares” means any Ordinary Shares of the Company issued or issuable upon conversion of the Preferred Shares of the Co-Sale Participants.

(d) Transferred Shares. Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the series and number of securities of the Company which such Co-Sale Participant elects to sell;

(ii) that number of Preferred Shares which are at such time convertible into the number of Ordinary Shares which such Co-Sale Participant elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Participant shall first convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in this Section 2.3(d) and the Company shall make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent upon such Transfer; or

(iii) a combination of the above.

(e) Payment. The share certificate or certificates that the Co-Sale Participant delivers to such Selling Shareholder pursuant to Section 2.3(d) shall be transferred to the prospective purchaser in consummation of the sale of the Remaining Shares pursuant to the terms and conditions specified in the Transfer Notice, and such Selling Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit(s) such assignment or otherwise refuse(s) to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, such Selling Shareholder shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice. The Company shall, upon surrendering by the Co-Sale Participant or the Selling Shareholder of the certificates for the Preferred Shares or Ordinary Shares being transferred as provided above, make proper entries in the register of members of the Company and cancel the surrendered certificates and issue any new certificates in the name of the prospective purchaser or the Selling Shareholder, as the case may be, as necessary to consummate the transactions in connection with the exercise by the Co-Sale Participant of their co-sale rights under this Section 2.3.

2.4 Non-Exercise of Rights. To the extent that the Company and the Preferred Holder have not exercised their rights to purchase all of a Selling Shareholder’s Offered Shares, such Selling Shareholder together with any Co-Sale Participant shall have a period of sixty (60) days from the expiration of such rights in which to sell any remaining Offered Shares, upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall, as a condition to the effectiveness of Transfer of the Remaining Shares, furnish the Preferred Holder with a written agreement to be bound by and comply with the Shareholders Agreement, including without limitation all provisions of this Section 2, as if such transferee(s) were a Selling Shareholder hereunder, as well as the terms of the agreement pursuant to which such Equity Securities were issued. In the event a Selling Shareholder does not consummate the sale or disposition of the Remaining Shares within the sixty-day period from the expiration of these rights, the Preferred Holders’ rights under this Section 2 shall continue to be applicable to any subsequent disposition of the Equity Securities by such Selling Shareholder. Furthermore, the exercise or non-exercise by the Preferred Holders to purchase Offered Shares from such Selling Shareholder shall not adversely affect the Preferred Holders’ rights to make subsequent purchases from any Selling Shareholder of the Equity Securities to be transferred. Any proposed Transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Selling Shareholders’ shares shall again be subject to the right of the Preferred Holders under this Section 2 and shall require compliance by the relevant Selling Shareholder with the procedures described in this Section 2.

2.5 Exempt Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal of the Company, and the right of first refusal and co-sale rights of the Preferred Holders shall not apply to (a) any Transfer or Transfers made pursuant to Section 4 below, (b) any sale or transfer of Ordinary Shares to the Company pursuant to a repurchase right in the event of a termination of employment or consulting relationship or pursuant to the terms of the ESOP; (c) any transfer of Equity Securities by the Key Holders to the Founder, the Founder’s spouse, children or parents (the “Founder Family”), trustee of any trust in which the sole beneficiaries are members of the Founder Family, or an entity one hundred percent (100%) owned by members of the Founder Family (collectively, the “Founder Permitted Transferees”); and (d) subject to Section 2.6, any transfer of Equity Securities by a Preferred Holder to any Affiliate thereof (including partnerships and limited liability companies); provided however, each transferee shall execute a joinder agreement in the form attached to the Shareholders Agreement as Exhibit A. Each transferee pursuant to the foregoing subsections (a), (b), (c) and (d) is hereinafter referred to as a “Permitted Transferee”.

2.6 Tencent’s Option to Purchase.

(a) Notwithstanding anything to the contrary in Sections 2.2 to 2.5 above, if any Preferred Holder (other than Tencent) receives a bona fide firm offer from a Tencent Competitor to Transfer any of its Equity Securities to such Tencent Competitor (the “Non-competition Offered Shares”), then such Preferred Holder (the “Non-competition Selling Shareholder”) shall promptly give written notice (the “Non-competition Transfer Notice”) to Tencent prior to such Transfer. The Non-competition Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, (i) a description of the Non-competition Offered Shares, (ii) a confirmation that the proposed transferee is a Tencent Competitor, and (iii) a statement of the Non-competition Selling Shareholder’s bona fide intention to sell the Non-competition Offered Shares. For purposes of these Articles, a “Tencent Competitor” means (A) any of Qihoo 360 Technology Co. Ltd., UCWeb Inc., NetDragon Websoft Inc., Alibaba.com Limited, Baidu, Inc. and Sina Corp or their respective Affiliates, or (B) any other competitor of Tencent Holdings Limited, a company incorporated under the laws of the Cayman Islands, as identified and submitted in writing to the Board by Tencent and (x) approved by four (4) members of the Board with respect to Section 4.4; or (y) approved by five (5) members of the Board with respect to this Section 2.6, from time to time to be a Tencent Competitor, which approval shall not be unreasonably withheld.

(b) Tencent shall have the right, upon written notice to the Non-competition Selling Shareholder at any time within ten (10) Business Days after receipt of the Non-competition Transfer Notice (the “Tencent Purchase Notice”), to make a firm offer to purchase all but not less than all of the Non-competition Offered Shares as set forth in the Tencent Purchase Notice. Upon receipt of the Tencent Purchase Notice, the Non-competition Selling Shareholder may either

(i) elect to accept such offer from Tencent by delivering a written notice (the “Acceptance Notice”) to Tencent within thirty (30) Business Days of the receipt of the Tencent Purchase Notice and enter into a definitive agreement with respect to such Transfer with Tencent at the per share price (the “Tencent Offer Price”) and on other terms as set forth in the Tencent Purchase Notice (the “Tencent Offer Terms”) within thirty (30) Business Days of the delivery of the Acceptance Notice to Tencent, or

(ii) in the event the Non-competition Selling Shareholder (x) has delivered a written notice to Tencent within thirty (30) Business Days of the receipt of the Tencent Purchase Notice rejecting the offer from Tencent, or (y) has delivered the Acceptance Notice to Tencent within thirty (30) Business Days of the receipt of the Tencent Purchase Notice but failed to enter into a definitive agreement with respect to such Transfer with Tencent within thirty (30) Business Days of delivery of the Acceptance Notice to Tencent, elect to Transfer all but not less than all of the Non-competition Offered Shares to such Tencent Competitor at a per share price higher than the Tencent Offer Price or on terms more favorable (to the Non-competition Selling Shareholder), taken as a whole, than the Tencent Offer Terms, provided however, if (A) the definitive agreement in connection with the Transfer to such Tencent Competitor (which shall include a long stop date for the transactions contemplated thereby) is not entered into within ninety (90) Business Days after the Non-competition Selling Shareholder’s receipt of the Tencent Purchase Notice, or (B) the Transfer to such Tencent Competitor is not consummated prior to such long stop date as set forth in such definitive agreement, the Non-competition Selling Shareholder shall not thereafter be permitted to Transfer any Non-competition Offered Shares without first offering to Tencent in the manner provided in this Section 2.6.

2.7 No Circumvention.

(a) Any attempt by a Party to Transfer any Equity Securities in violation of this Section 2 shall be void and the Company may not effect such a Transfer nor treat any alleged transferee as the holder of such Equity Securities without the written consent of holders of two-thirds (2/3) of the outstanding Series B Shares, the holders of at least two-thirds (2/3) the outstanding Series B-1 Shares and holders of at least two-thirds (2/3) the outstanding Series C Shares (or the approval of the Board, which shall include the approval of the Series A Director, a Series B Director and the Series C Director).

2.8 Term. The provisions under this Section 2 shall terminate upon the closing of a Qualified IPO.

2.9 Legend.

(a) Each certificate representing the Equity Securities shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b) The Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 2.9(a) above to enforce the provisions of this Schedule A and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 2.

3. OTHER COVENANTS

3.1 Key Holders/Mr. Guan Transfer Restriction. Regardless of anything else contained in this Schedule A and the Shareholders Agreement, except solely for transfers by the Key Holders as provided in Section 2.5, the Key Holders and Mr. Guan Song (关嵩) shall not, without the prior written consent of the holders of at least two-thirds (2/3) of the outstanding Series B Shares, the holders of at least two-thirds (2/3) the outstanding Series B-1 Shares and holders of at least two-thirds (2/3) the outstanding Series C Shares (or the approval of the Board, which shall include the approval of the Series A Director, a Series B Director and the Series C Director), Transfer any Equity Securities now or hereafter held by it to any Person at any time prior to six (6) months after the closing of a Qualified IPO.

3.2 Employee Transfer Restriction. The Company and the Founder shall cause each employee of the Group Companies that holds or acquires Equity Securities to undertake in writing not to Transfer any Equity Securities now or hereafter held by him/her to any Person at any time prior to six (6) months after the closing of a Qualified IPO without the prior written consent of the holders of at least two-thirds (2/3) of the outstanding Series B Shares, the holders of at least two-thirds (2/3) the outstanding Series B-1 Shares and holders of at least two-thirds (2/3) the outstanding Series C Shares (or the approval of the Board, which shall include the approval of the Series A Director, a Series B Director and the Series C Director).

4. DRAG ALONG.

4.1 Drag-Along Rights.

(a) If the holders of at least a majority of all issued and outstanding Preferred Shares (the “Drag-Along Shareholders”), at any time after the date hereof and prior to a Qualified IPO, approve a proposed Trade Sale (as defined below) based on a pre-money valuation of the Company equal to or more than US$200,000,000 (each, a “Drag-Along Sale”), then the Drag-Along Shareholders shall have the right to effect a Drag-Along Sale pursuant to the terms of this Section 4.

(b) Subject to Section 4.4 below, the Drag-Along Shareholders may, by requesting so in the Drag-Along Notice (as defined below), request the other Shareholders (the “Dragged Shareholders”) to, and the Dragged Shareholders, upon receiving the Drag-Along Notice, shall (i) vote, or give their written consent with respect to, all the Equity Securities held by them in favor of such proposed Drag-Along Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Drag-Along Sale; (ii) transfer all of their Equity Securities in such Drag-Along Sale to such purchaser (if applicable); (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed Drag-Along Sale; (iv) take all actions reasonably necessary to consummate the proposed Drag-Along Sale, including without limitation amending the then existing memorandum and articles of association of the Company, and (v) pay their respective pro rata share of expenses incurred in connection with the Drag-Alone Sale.

(c) Notwithstanding any provision to the contrary, the share transfer restrictions of Sections 2 and 3 of this Schedule A shall not apply to any transfers made pursuant to this Section 4.

4.2 Representation and Undertaking.

(a) Any such sale or disposition by the Dragged Shareholders shall be on the terms and conditions as set forth in the Drag-Along Notice. Such Dragged Shareholders shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such Dragged Shareholders; and any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any law or regulation applicable to such Dragged Shareholders or any material contract to which such Dragged Shareholders is a party or by which they are bound.

(b) Each of the Dragged Shareholders undertakes to obtain all consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority or any third party, which are required to be obtained or made in connection with the Drag-Along Sale.

4.3 Drag-Along Notice. Prior to making any Drag-Along Sale in which the Drag-Along Shareholders wish to exercise their rights under this Section 4, the Drag-Along Shareholders shall provide the Board, the Company and the Dragged Shareholders with written notice (the “Drag-Along Notice”) not less than thirty (30) days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (i) the name and address of the proposed purchasers; (ii) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by each of the purchasers; (iii) the Drag-Along Sale Date; (iv) the number of shares held of record by the Drag-Along Shareholders on the date of the Drag-Along Notice which form the subject to be transferred, sold or otherwise disposed of by the Drag-Along Shareholders; (v) the nature and the structure of the Drag-Along Sale, and (vi) the number of shares of the Dragged Shareholders to be included in the Drag-Along Sale (if any).

4.4 Tencent ROFO.

(a) Notwithstanding anything in the foregoing, in the event the Preferred Shareholders other than Tencent intend to initiate a Drag-Along Sale to a Tencent Competitor, the Company and such Preferred Shareholders shall promptly give a written notice (the “Sale Notice”) to Tencent, which shall confirm (i) the purchaser is a Tencent Competitor and (ii) such Preferred Shareholder(s)’s bona fide intention to initiate a Drag-Along Sale.

(b) Tencent shall have a right of first offer to purchase, lease, license or otherwise acquire any Trade Sale Assets (as defined below) proposed to be transferred, leased, licensed or otherwise disposed in such Drag-Along Sale, by giving a written notice (“Tencent Offer Notice”) to the Board and the other Preferred Shareholders within ten (10) Business Days after receiving the Sale Notice, which shall set forth the consideration (“Tencent Offer Consideration”) and the other material terms (“Tencent ROFO Terms”) of the offer (the “Tencent Offer”).

(c) The majority-in-interest of the Preferred Shareholders shall, upon good faith consideration, reject or accept the Tencent Offer within sixty (60) days after its receipt of the Tencent Offer Notice by delivering a written notice to Tencent (the “Decision Notice on Tencent Offer”).

(d) In the event the Tencent Offer is accepted by the majority-in-interest of the Preferred Shareholders but the definitive transaction documents for the related Trade Sale is not entered into by the 30th Business Day after the Decision Notice on Tencent Offer (the “Tencent Offer Expiration Date”), the majority-in-interest of the Preferred Shareholders shall have the discretion but not the obligation to consummate the proposed Drag-Along Sale to such Tencent Competitor for a consideration higher than Tencent Offer Consideration or on terms more favorable (to the Company and the Shareholders), taken as a whole, than the Tencent ROFO Terms.

(e) For the avoidance of doubt, in the event that Tencent Offer is accepted in accordance with this Section 4.4, all other provision of the this Section 4 shall remain applicable to such Drag-Along Sale to Tencent as if it were the proposed purchaser identified in the Drag-Along Notice.

(f) In the event (x) the definitive transaction documents in relation to the Drag-Along Sale to such Tencent Competitor set forth under Section 4.4(d) (which shall include a long stop date for such Drag-Along Sale) is not entered into within 120 days after the Tencent Offer Expiration Date, or (y) the Drag-Along Sale to such Tencent Competitor is not consummated prior to such long stop date set forth in such definitive transaction documents, the majority-in-interest of the Preferred Shareholders shall not thereafter be permitted to purchase, lease, license or otherwise acquire any remaining Trade Sale Assets to a Tencent Competitor without first offering to Tencent in the manner provided in this Section 4.4.

4.5 Transfer Certificate. On the Drag-Along Sale Date, to the extent the Drag-Along Sale is structured as an equity transfer transaction, each of Drag-Along Shareholders and the Dragged Shareholders shall each deliver or cause to be delivered an instrument of transfer and a certificate or certificates evidencing its Equity Securities to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice.

4.6 Payment. If the Drag-Along Shareholders or the Dragged Shareholders receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale, to the extent the Drag-Along Sale is structured as an equity transfer transaction, and, in either case they fail to deliver certificates evidencing their shares as described in this Section 4, they shall for all purposes be deemed no longer to be a Shareholder of the Company (with the register of members of the Company updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a Shareholder of the Company. In addition, the Company shall stop any subsequent transfer of any such shares held by such Shareholders.

4.7 Definition of Trade Sale. For purposes of these Articles, a “Trade Sale” means (a) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company or a Material Subsidiary, (b) a transfer or an exclusive licensing of all or substantially all of the intellectual property of the Group Companies, (c) a sale, transfer or other disposition of a majority of the issued and outstanding share capital or a majority of the voting power of the Company or a Material Subsidiary; or (d) a merger, consolidation or other business combination of the Company or a Material Subsidiary with or into any other business entity in which the shareholders of the Company or such Material Subsidiary immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity (the subject of any of the foregoing transaction, the “Trade Sale Assets”).

4.8 Term. The provisions under this Section 4 shall terminate upon the closing of a Qualified IPO.